SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FRONTEER DEVELOPMENT GROUP INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)

1650-1055 West Hastings Street
Vancouver, British Columbia
Canada V6E 2E9
(604) 632-4677
(Address of Principal Executive Offices, including zip code)

FRONTEER DEVELOPMENT GROUP INC. 2007 STOCK OPTION PLAN
FRONTEER DEVELOPMENT GROUP INC. ACQUISITION PERFORMANCE INCENTIVE SHARE PLAN

(Full title of the plans)

DL Services Inc.
1420 5th Avenue, Suite 3400
Seattle, WA 98101
(Name and address of agent for service)

(206) 903-2373
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares issuable pursuant to options outstanding under the 2007 Stock Option Plan	4,653,201	$5.78(3)	$26,895,502(3)	$826(3)
Additional Common Shares reserved for issuance under the 2007 Stock Option Plan	3,650,759	$9.57(4)	$34,937,764(4)	$1,073(4)
Common Shares issuable pursuant to options outstanding under the Acquisition Performance Incentive Share Plan	518,050	$9.61(5)	4,978,461(5)	$153 (5)

(1)	Common Shares, without par value, offered by the Fronteer Development Group Inc. pursuant to the plans described herein.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended.

(3)

Based upon the weighted-average exercise price of Cdn $5.79 for options outstanding on September 24, 2007 that were granted under the plans herein described. U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on September 24, 2007. On such date, the noon buying rate was USD$1.00 = CDN$0.9989.

(4)	Based upon the average of the high and low prices for the Common Shares on the American Stock Exchange on September 18, 2007.
(5)

Based upon the exercise price per common share of NewWest Gold Corporation of Cdn $2.50 for options outstanding on September 24, 2007 immediately prior to the effective time of the arrangement between NewWest Gold Corporation and Fronteer Development Group Inc., divided by the exchange ratio of 0.26 under the arrangement. U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on September 24, 2007. On such date, the noon buying rate was USD$1.00 = CDN$0.9989.

INTRODUCTORY STATEMENT

     This registration statement on Form S-8 registers the following: (1) 4,653,201 common shares (“Common Shares”) of Fronteer Development Group Inc. (the “Registrant”) issuable pursuant to options outstanding under the 2007 Stock Option Plan, (2) an additional 3,650,759 Common Shares reserved for issuance under the 2007 Stock Option Plan, and (3) 518,050 Common Shares reserved for issuance under the Acquisition Performance Incentive Share Plan, which was adopted by the Registrant in connection with a plan of arrangement with NewWest Gold Corporation effected pursuant to the order of the Supreme Court of British Columbia dated September 19, 2007. Pursuant to the arrangement agreement setting out the terms and conditions of the plan of arrangement between the Registrant and NewWest Gold Corporation dated as of July 27, 2007, on September 24, 2007, the effective date of the arrangement, all of the options outstanding under the existing stock option plan of NewWest Gold Corporation were replaced by options to purchase Common Shares under the Acquisition Performance Incentive Share Plan, whereby the Registrant agreed to issue to the holder thereof a number of Common Shares equal to the number of common shares of NewWest Gold Corporation which such holder was entitled to receive upon the exercise of such holder's NewWest Gold Corporation option, multiplied by 0.26 (rounded down to the nearest whole number).

     If a stock option issued under the 2007 Stock Option Plan expires or is cancelled without the recipient having acquired all of the Common Shares to which he or she was entitled, the remaining Common Shares shall be released from their allocation and reservation and shall be again available for the purposes of the 2007 Stock Option Plan.

     PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     * This information is not required to be included in, and is not incorporated by reference in, this registration statement.

     PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed or furnished by us with or to United States Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)	the Registrant’s Annual Report on Form 40-F (File No. 001-32557) for the fiscal year ended December 31, 2006 filed with the Commission on March 28, 2007;

(b)

all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Common Shares contained in the Registrant’s Form 8-A (File No. 001-32557) filed with the Commission June 29, 2005, including any amendment or report for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

Applicable Laws of Ontario

     Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding in which he is involved because of that association with the Registrant or other entity.

     Further, the Registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but the individual shall repay the money if the individual does not fulfill the conditions set forth in the following paragraph.

     The Registrant shall not indemnify an individual under the first paragraph above unless the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request.

     In addition to the foregoing, if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify an individual under the first paragraph above unless the individual had reasonable grounds for believing his conduct was lawful.

     Further, the Registrant may, with the approval of a court, indemnify an individual referred to in the first paragraph above, or advance moneys as set forth under the second paragraph above, in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described in the first paragraph above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set forth in the third paragraph above.

     Despite the first paragraph above, an individual referred to in that paragraph is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described in the first paragraph above, if the individual seeking an indemnity (a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfils the conditions set out in paragraphs three and four above.

     Under the OBCA, the Registrant may purchase and maintain insurance for the benefit of any person referred to in the first paragraph under this heading against the liability incurred by the person, (a) in his or her capacity as a director or officer of the Registrant; or (b) in his or her capacity as a director or officer, or similar capacity, of another entity where the person acts or acted in that capacity at the Registrant's request.

     Bylaws

     Subject to the limitations contained in the OBCA, the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate) and their heirs and legal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, or administrative action or proceeding to which such person was made a party by reason of being or having been a director or officer of the Registrant or other corporation if such person acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such person had reasonable grounds for believing that his conduct was lawful. Subject to the limitations contained in the OBCA, the Registrant may purchase and maintain such insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

     Insurance

     A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the OBCA.

     Commission Position on Indemnification

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	2007 Stock Option Plan

4.2	Acquisition Performance Incentive Share Plan

4.3	Form of Stock Option Agreement for 2007 Stock Option Plan

5.1	Opinion of Cassels Brock & Blackwell LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Cassels Brock & Blackwell LLP (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (See page II-8 of this registration statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Vancouver, British Columbia, Canada on this 25 day of September, 2007.

FRONTEER DEVELOPMENT GROUP INC.

/s/ Mark O’Dea
Name: Mark O'Dea
Title: Chief Executive Officer and President

POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Mark O’Dea and Sean Tetzlaff, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark O’Dea	President, Chief Executive Officer and Director	September 25, 2007
Mark O’Dea	(principal executive officer)

/s/ Sean Tetslaff	Vice President, Finance, Chief Financial Officer and	September 25, 2007
Sean Tetzlaff	Corporate Secretary
(principal financial and accounting officer)

___________________________	Director	_____________, 2007
Donald McInnes

/s/ George Bell	Director	September 25, 2007
George Bell

/s/ Oliver Lennox-King	Director	September 25, 2007
Oliver Lennox-King

___________________________	Director	_____________, 2007
Lyle R. Hepburn

/s/ Jo Mark Zurel	Director	September 25, 2007
Jo Mark Zurel

___________________________	Director	_____________, 2007
Scott M. Hand

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, in the capacity of the duly authorized representative of Fronteer Development Group Inc. in the United States, in Lakewear, Colorado on this 25 day of September, 2007.

By: /s/ Mary Bonneau
Name: Mary Bonneau

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	2007 Stock Option Plan

4.2	Acquisition Performance Incentive Share Plan

4.3	Form of Stock Option Agreement for 2007 Stock Option Plan

5.1	Opinion of Cassels Brock & Blackwell LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Cassels Brock & Blackwell LLP (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (See page II-8 of this registration statement)